                                                                     EXHIBIT 4.a

                     FIRST SUNAMERICA LIFE INSURANCE COMPANY

                       A STOCK COMPANY NEW YORK, NEW YORK

CONTRACT NUMBER [P9999999999]
OWNER [JOHN DOE]

     EXECUTIVE OFFICE                                  ANNUITY SERVICE CENTER
733 THIRD AVENUE, 4th FLOOR                                 PO BOX 54299
 NEW YORK, NEW YORK 10017                            LOS ANGELES, CA 90054-0299

FIRST SUNAMERICA LIFE INSURANCE COMPANY ("We", "Us", the "Company", or "First SunAmerica") agrees to provide benefits to the Owner in accordance with the provisions set forth in this Contract and in consideration of the Application and Purchase Payments We receive.

THE VALUE OF AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED, AND WILL INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE VARIABLE PORTFOLIOS YOU CHOOSE.

THE SEPARATE ACCOUNT CHARGE IS CHARGED AGAINST THE ASSETS OF THE SEPARATE ACCOUNT. THIS CHARGE INCLUDES FEES FOR MORTALITY AND EXPENSE RISK AND THE DISTRIBUTION EXPENSE. ON AN ANNUALIZED BASIS THE CHARGE EQUALS 1.65%. THESE CHARGES ARE ASSESSED, ON A SIMPLE INTEREST BASIS, AS A PERCENTAGE OF THE AVERAGE DAILY ENDING VALUE OF THE ASSETS ATTRIBUTABLE TO THE ACCUMULATION UNITS OF THE VARIABLE PORTFOLIOS TO WHICH YOUR CONTRACT VALUE IS ALLOCATED. THE DAILY CHARGE IS 1/365TH OF THE ANNUALIZED CHARGE. THUS, THE SMALLEST ANNUAL EFFECTIVE RATE OF THE INVESTMENT RETURN THAT WOULD HAVE TO BE EARNED ON ASSETS OF THE SEPARATE ACCOUNT SO THAT THE DOLLAR AMOUNT OF VARIABLE ANNUITY PAYMENTS WILL NOT DECREASE IS 5.22%, COMPOUNDED DAILY. THE CONTRACT'S RATE OF RETURN IS BASED ON COMPOUND INTEREST.

RIGHT TO EXAMINE - IF, WITHIN 10 DAYS OF RECEIPT OF THIS CONTRACT (60 DAYS IF THE CONTRACT REPLACED ANY OTHER LIFE INSURANCE OR ANNUITY CONTRACT(S)) YOU ARE NOT SATISFIED WITH IT, YOU MAY RETURN THIS CONTRACT TO OUR ANNUITY SERVICE CENTER OR TO THE AGENT THROUGH WHOM THE CONTRACT WAS PURCHASED. THE COMPANY WILL REFUND THE PURCHASE PAYMENT OR THE CONTRACT VALUE REDUCED BY THE LESSER OF: (A) THE VALUE OF ALL PAYMENT ENHANCEMENT(S) AS OF THE DATE ON WHICH WE RECEIVE YOUR REQUEST TO CANCEL YOUR CONTRACT; OR (B) THE AMOUNT OF ALL PAYMENT ENHANCEMENT(S) WE ALLOCATED TO YOUR CONTRACT VALUE, WHICHEVER IS GREATER, COMPUTED AS OF THE BUSINESS DAY DURING WHICH WE RECEIVE THE CONTRACT. UPON SUCH REFUND, THE CONTRACT SHALL BE VOID.

G-097R (3/07)

For Individual Retirement Annuities, or if a refund of the Purchase Payment(s) is otherwise required We reserve the right to allocate your Purchase Payment(s) to the Cash Management Portfolio until the end of the Right To Examine period. Thereafter, allocations will be made as selected by You on Your Application.

With 30 days advance notice, we may cease offering Fixed Account Guarantee Period Options and/or Dollar Cost Averaging Options if market conditions are such that we are not able to credit the Minimum Guarantee Rate shown on the Contract Data Page.

                  THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.


                                        /s/ Jay S. Wintrob
                                        ----------------------------------------
                                        Jay S. Wintrob
                                        President

                              INDIVIDUAL FIXED AND
                            VARIABLE ANNUITY CONTRACT
                                Nonparticipating


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                                TABLE OF CONTENTS

CONTRACT DATA PAGE....................................................    PAGE 3
DEFINITIONS...........................................................    PAGE 4
PURCHASE PAYMENT PROVISIONS...........................................    PAGE 7
PAYMENT ENHANCEMENT PROVISIONS........................................    PAGE 8
ACCUMULATION PROVISIONS...............................................    PAGE 8
CHARGES AND DEDUCTIONS................................................    PAGE 9
TRANSFER PROVISIONS...................................................   PAGE 10
WITHDRAWAL PROVISIONS.................................................   PAGE 10
DEATH PROVISIONS......................................................   PAGE 11
ANNUITY PROVISIONS....................................................   PAGE 15
GENERAL PROVISIONS....................................................   PAGE 16
ANNUITY PAYMENT OPTIONS ..............................................   PAGE 19
FIXED ANNUITY PAYMENT OPTIONS TABLE...................................   PAGE 20
VARIABLE ANNUITY PAYMENT OPTIONS TABLE................................   PAGE 23


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                               CONTRACT DATA PAGE

CONTRACT NUMBER: [P9999999999]             ANNUITY SERVICE CENTER:
                                           P. O. BOX 54299
                                           LOS ANGELES, CA 90054-0299

OWNER: [JOHN DOE]                          AGE AT ISSUE: [35]

ANNUITANT: [JOHN DOE]                      INITIAL PURCHASE PAYMENT: [$25,000.00]

SPECIFIED ANNUITY DATE: [April 15, 2034]   CONTRACT DATE: [June 7, 2007]

LATEST ANNUITY DATE: [June 7, 2067]        CURRENT INTEREST RATE FOR FIXED ACCOUNT OPTIONS:

BENEFICIARY: As named by You                  1 Year Guarantee Period: [1.50%]
                                              6-Month DCA Account: [1.50%]
SEPARATE ACCOUNT:                             12-Month DCA Account: [1.50%]
   [FS VARIABLE ANNUITY ACCOUNT FIVE]
                                           MINIMUM GUARANTEE RATE FOR FIXED ACCOUNT
SEPARATE ACCOUNT CHARGE: 1.65%             OPTIONS: [1.0% - 3.0%]
Of the above percentage, the charge for
Guaranteed death benefit risk is 0.10%     With 30 days advance notice, we may cease offering
                                           the Fixed Account Options, Fixed  Account Guarantee
PAYMENT ENHANCEMENT RATE: [2%] *           Period Options and/or Dollar Cost Averaging Account
*   Due to economic conditions, the        Options if market conditions are such that we are not
    Payment Enhancement Rate may be        able to credit the Minimum Guarantee Rate shown on
    greater or less than The rate shown    this page.
    above.

TRANSFER FEE:

   Current: [$25.00]. Maximum: $25.00
   Waived for systematic transfers         ANNUAL CONTRACT MAINTENANCE FEE:
   (i.e. DCA) and for the first 15            Current: [$35.00] Maximum: $50.00
   transfers in any Contract Year.

WITHDRAWAL CHARGE SCHEDULE:

  Number of Contribution Years Elapsed
  From the Date any Purchase Payment is             Withdrawal Charge as a
  allocated to the Contract and to the              Percentage of Withdrawn
           Date of Withdrawal                          Purchase Payment
----------------------------------------   -------------------------------------
                  0                                          9%
                  1                                          8%
                  2                                          8%
                  3                                          7%
                  4                                          7%
                  5                                          6%
                  6                                          5%
                  7                                          4%
                  8                                          3%
                 9+                                          0%

   OPTIONAL ELECTIONS:                     OPTIONAL ELECTION DETAILS:
Maximum Anniversary Value                  See attached Endorsement FSE-6191-2

                                  FOR INQUIRIES
                               CALL 1-800-996-9786


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                                   DEFINITIONS

Defined in this section are some of the words and phrases used in this Contract. These terms are capitalized when used in the Contract with the meaning set forth below.

ACCUMULATION UNIT

A unit of measurement used to compute the Contract Value in a Variable Portfolio before to the Annuity Date.

AGE

Age as of last birthday.

ANNUITANT

The natural person(s) whose life (lives) is (are) used to determine the annuity benefits under the Contract. If the Contract is in force and the Annuitant(s) is
(are) alive on the Annuity Date, We will begin payments to the Payee. This Contract cannot have Joint Annuitants if it is issued in connection with a tax-qualified retirement plan.

ANNUITY DATE

The date on which annuity payments ("income payments") to the Payee begin. This date cannot be later than the Latest Annuity Date.

ANNUITY SERVICE CENTER

The address as specified on the Contract Data Page.

ANNUITY UNIT

A unit of measurement determined on or after the Annuity Date used to compute annuity payments from the Variable Portfolio(s).

BENEFICIARY

The Beneficiary You name at issue to receive the death benefit under this Contract upon your death. You may later change Your Beneficiary in a written request to Us at Our Annuity Service Center.

CONTINUATION DATE

The date on which We receive, at Our Annuity Service Center: (a) the Spousal Beneficiary's written request to continue the Contract, and (b) Due Proof of Death of the Owner. If We receive (a) and (b) on different dates, the Continuation Date will be the later date.

CONTRACT DATE

The date Your Contract is issued, as shown on the Contract Data Page. It is the date from which Contract Years and anniversaries are measured.

CONTRACT VALUE

The sum of: (1) Your share of the Variable Portfolios' Accumulation Unit Values, and (2) the value of amounts if any, allocated to any available Fixed Account Options.

CONTRACT YEAR

One year starting from the Contract Date in one calendar year and ending on the day preceding the anniversary of such date in the succeeding calendar year.


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CONTRIBUTION YEAR

The one year period starting from the date a Purchase Payment is made in one calendar year and ending on the day preceding the anniversary of such date in the following calendar years.

DEATH BENEFIT ADJUSTMENT

Any increase or reduction to the amount of the death benefit payable to account for Purchase Payment and/or Withdrawal activity after a specified point in time which will equal (a), (b), or (c), whichever is applicable, as follows:

     (a) Where only Purchase Payments are received after the specified point in time, the dollar value of the Purchase Payments will be added to the death benefit payable; or

     (b) Where only Withdrawals are made after the specified point in time, the Withdrawal will reduce the death benefit payable in the same proportion that the Contract Value was reduced at the time of the Withdrawal; or

     (c) Where Purchase Payments have been received and Withdrawals made after the specified point in time, the death benefit amount payable will be adjusted by Purchase Payment(s) received after a specified point in time, reduced by any Withdrawal, made after that specified point in time in the same proportion that the Contract Value was reduced at the time of the Withdrawal.

DOLLAR COST AVERAGING (DCA)

An optional program under which You authorize the systematic transfer of specified amounts or percentages from any source account to any target account.

FIXED ACCOUNT OPTIONS

The investment options, if available under this Contract, which become part of the Company's general asset account and are credited with a fixed rate of interest declared by the Company. The general asset account contains all the assets of the Company except for the Separate Account and other segregated asset accounts. The amount You have in any Fixed Account Option at a given time is a result of Purchase Payment(s) You have allocated to it or any part of Your Contract Value You have transferred to it.

FIXED ANNUITIZATION

A series of periodic income payments of predetermined amounts that do not vary with investment experience. Such payments are made from the Company's general asset account. This Contract provides several fixed annuity payment options.

GUARANTEE PERIOD

The period for which interest is credited to amounts allocated to any available Fixed Account Options. We determine in Our sole discretion the periods, if any, that will be offered.

IRC

The Internal Revenue Code of 1986, as it may be amended or superseded.

JOINT OWNER

Any person named as Joint Owner on the Application and listed on the Contract Data Page, unless subsequently changed. The Joint Owner, if any, possesses an undivided interest in this Contract in conjunction with the Owner. All references within this Contract to Owner will also apply to the Joint Owner.


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LATEST ANNUITY DATE

The later of the Owner's 90th birthday or ten years after the Contract Date. If the Owner is a non-natural person, the Latest Annuity Date is the later of the Annuitant's 90th birthday or ten years after the Contract Date.

NET PURCHASE PAYMENT

The sum of all Purchase Payment(s), reduced for each Withdrawal in the same proportion that the Contract Value is reduced by such Withdrawal.

NYSE

New York Stock Exchange.

OWNER

The person or entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means both Joint Owners, if applicable.

PAYEE

The person receiving payment of annuity benefits under this Contract.

PAYMENT ENHANCEMENT

Amounts allocated to Your Contract Value by Us prior to Your 86th birthday. Payment Enhancements are not considered Purchase Payments.

PAYMENT ENHANCEMENT RATE

The percentage applied to each Purchase Payment to calculate the Payment Enhancement.

PURCHASE PAYMENTS

Payments in U.S. currency made by or on behalf of the Owner to the Company to fund the Contract.

REQUIRED DOCUMENTATION

Is: (a) Due Proof of Death that the Owner or the Spousal Beneficiary died before the Annuity Date; and, (b) an election form specifying the payment options and
(c) any other documentation We may require.

SEPARATE ACCOUNT

A segregated asset account named on the Contract Data Page. The Separate Account consists of several Variable Portfolios, each investing in shares of the Underlying Fund(s) of the trust(s). The assets of the Separate Account are not commingled with the general assets and liabilities of the Company. The value of amounts allocated to the Variable Portfolios of the Separate Account is not guaranteed.

SPECIFIED ANNUITY DATE

The anticipated Annuity Date specified by You on the Application and as shown on the Contract Data Page. You may change this date in writing before the Annuity Date, but in no event can the date be later than the Latest Annuity Date. If this date is not specified, it will be the Latest Annuity Date.

SPOUSAL BENEFICIARY

The original deceased Owner's surviving spouse who is designated as the primary Beneficiary at the time of the Owner's death and may continue the Contract as the Owner on the Continuation Date.


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SUBSEQUENT PURCHASE PAYMENTS

Purchase Payments made after the initial Purchase Payment.

TOTAL INVESTED AMOUNT

The sum of all Purchase Payments less amounts previously withdrawn that incurred a Withdrawal Charge, less Purchase Payments withdrawn that are no longer subject to a Withdrawal Charge.

UNDERLYING FUND

The variable investment options in which the corresponding Variable Portfolio(s) invest.

VARIABLE ANNUITIZATION

A series of periodic income payments which vary in amount according to the investment experience of one or more Variable Portfolios, as selected by You. This Contract provides several variable annuity payment options.

VARIABLE PORTFOLIO

One or more divisions of the Separate Account which provides for the variable investment options available under this Contract. Each Variable Portfolio has its own investment objective and is invested in the Underlying Fund(s) of the trusts. A Variable Portfolio is not chargeable with liabilities arising out of any other Variable Portfolio. The available Variable Portfolios are shown on the Application. Additional Variable Portfolios may become available in the future. The Variable Portfolios may also be referred to as a Variable Subaccount and/or Subaccount.

WE, OUR, US, THE COMPANY

First SunAmerica Life Insurance Company.

WITHDRAWAL(S)

Amount(s) withdrawn from the Contract Value including any charges and fees applicable to each such withdrawal.

YOU, YOUR

The Owner.

                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS

Purchase Payments are flexible. This means that, subject to Company disclosed restrictions, You may change the amounts, frequency and/or timing of Purchase Payments. Purchase Payments can be made at any time after the Contract Date, but before the older Owner's 86th birthday. With instructions from You, Purchase Payments will be allocated to the Variable Portfolio(s) and/or Fixed Account Option(s), if available. The minimum Purchase Payment that may be allocated to a Variable Portfolio or available Fixed Account Option under the Contract is $100. Subject to prior Company approval, the maximum of all Purchase Payments made to the Contract may not exceed $1,000,000.

DOLLAR COST AVERAGING PROGRAM

To facilitate a dollar cost averaging program, a source account and target account(s) must be identified. Subject to Company disclosed restrictions, a source account can be any available 1-year fixed account, available fixed accounts designed to facilitate Dollar Cost Averaging (DCA Fixed Accounts) or a Variable Portfolio. The target account must be a Variable Portfolio. Any portion of a Purchase Payment allocated to any available DCA Fixed Account Options must be transferred out to the Variable Portfolio(s) within the specified DCA Fixed Account period. Upon termination of a DCA program using the DCA Fixed Account as a source account, any amounts remaining in the DCA Fixed Account will be transferred to the target allocation(s) for the program being terminated. If money remains in a DCA Fixed Account at the time of annuitization, that amount will be applied towards a Fixed Annuitization. The unit values credited and applied to your Contract are determined on the date of transfer. The minimum amount that may be allocated to the 6-month DCA Fixed Account Option is $600. The minimum amount that may be allocated to the 12-month DCA Fixed Account Option is $1,200. If market conditions exist such that we are not able to credit at least the Minimum Guarantee Rate for Fixed Account Options shown on the Contract Data Page, we reserve the right to cease offering DCA Fixed Account Options. We will notify you 30 days before the end of a Fixed Account Option if we exercise this right. The DCA Fixed Accounts are not available if the Optional Payment Enhancement Endorsement has been elected.

CHANGES TO VARIABLE PORTFOLIO OFFERINGS

If the shares of an Underlying Fund should no longer be available for investment by the Separate Account, then We may substitute shares of another Underlying Fund, for shares already purchased, or to be purchased in the future. At any given time, some Variable Portfolios may not be available for receipt of Purchase Payment(s) or transfers. Substitutions of securities will be carried out in accordance with any applicable state and/or federal laws or regulations.

                         PAYMENT ENHANCEMENT PROVISIONS

We will allocate Payment Enhancements to available Variable Portfolio(s) and/or Fixed Account Option(s) in the same proportion as each corresponding Purchase Payment.

Payment Enhancements for Subsequent Purchase Payment(s) will be determined by the Payment Enhancement Rate in effect at the time Your Subsequent Purchase Payment is received by Us. We will send You a confirmation of the Payment Enhancement allocated to Your Contract Value.

                             ACCUMULATION PROVISIONS

Prior to the Annuity Date, the Contract Value is the sum of the Separate Account Accumulation Value and the Fixed Account Accumulation Value, if any. If Your Contract Value falls below $2,500, subject to applicable state and federal laws, rules and regulations, we may terminate Your Contract and send you the remaining dollar amount.

SEPARATE ACCOUNT ACCUMULATION VALUE

The Separate Account Accumulation Value under the Contract is the sum of the Accumulation Unit Values held in the Variable Portfolios for You.

NUMBER OF ACCUMULATION UNITS

Your Contract is credited with Accumulation Units of the Separate Account when amounts are allocated to the Variable Portfolio(s). For that portion of each Purchase Payment and/or transfer amount allocated to a Variable Portfolio, the number of Accumulation Units credited is equal:

The sum of each Purchase Payment and/or transfer amount allocated to the Variable Portfolio reduced by premium taxes, if any:

Divided by


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The Accumulation Unit Value for that Variable Portfolio for the NYSE business day in which the Purchase Payment or transfer amount is received.

The number of Accumulation Units will be reduced for Withdrawals of Contract Value, annuitizations, amounts transferred out of a Variable Portfolio, the Contract Maintenance Fee and applicable charges for optional features as set forth in endorsements to this Contract. Any reduction to the Contract Value will be made as of the NYSE business day in which We receive all requirements for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)

The AUV of a Variable Portfolio for any NYSE business day is calculated by subtracting (2) from (1) and dividing the result by (3) where:

(1) is the total value at the end of the given NYSE business day of the assets attributable to the Variable Portfolio minus any applicable liabilities other than those owed to the Contractholders;

(2) is the amount equal to the daily Separate Account Charge plus the daily charge for any optional features that impose a daily charge;

(3) is the number of Accumulation Units outstanding at the end of the given NYSE business day.

FIXED ACCOUNT ACCUMULATION VALUE

The Fixed Account Accumulation Value, if any, shall be the sum of all monies allocated or transferred to the Fixed Account Option(s), if available, reduced by any applicable premium taxes, plus all interest credited on the Fixed Account Option(s) during the period that You have Contract Value allocated to the Fixed Account Options. This amount shall be adjusted for Withdrawals, annuitizations, transfers, and the deduction of the Contract Maintenance Fee and applicable charges for elected features as set forth in endorsements to this Contract. The Fixed Account Accumulation Value will not be less than the minimum values required by law in the State of New York.

FIXED ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING

The portion of Your Contract Value within the Fixed Account, if any, is credited with interest at rates guaranteed by Us for the Guarantee Period(s) selected. Interest is credited on a daily basis at the then applicable effective interest rate for the applicable Guarantee Period. You may select from one or more Guarantee Periods which We may offer at any particular time. We reserve the right at any time to add Guarantee Periods. We also reserve the right to cease offering Guarantee Periods if market conditions are such that we are not able to credit the Minimum Guarantee Rate for Fixed Account Options shown on the Contract Data Page. We will notify you 30 days before the end of a Guarantee Period if we exercise this right. If You have allocated any part of Your initial Purchase Payment to a Guarantee Period, the amount allocated, as well as the duration of the Guarantee Period is shown on the Application as completed by You. The interest rate applicable to an allocation of Purchase Payment or transfer of Contract Value to a Guarantee Period is the rate in effect for that Guarantee Period at the time of the allocation or transfer. If You have allocated or transferred amounts at different times to the Fixed Account, each allocation or transfer may have a unique effective interest rate associated with that amount. We guarantee the effective annual rate of interest for the Fixed Account, including any of the Guarantee Periods will not be less the Minimum Guarantee Rate as mandated by Your state, and shown on the Contract Data Page. The minimum guarantee rate under Your Contract as referenced on the Contract Data Page is at least equal to the lesser of: (a) 3% per annum; or (b) the three-month average value of the five-year Constant Maturity Treasury Rate reported by the Federal Reserve, rounded up to the nearest 1/4th of 1%, for the second, third and fourth month preceding the first day of the calendar quarter during which the Contract is issued, reduced by 1.25% and where the resulting interest rate is not less than 1%.

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                             CHARGES AND DEDUCTIONS

We will deduct the following charges from the Contract:

CONTRACT MAINTENANCE FEE

The charge as shown on the Contract Data Page will be deducted on each Contract anniversary before to the Annuity Date. It will also be deducted when the Contract Value is withdrawn in full if the Withdrawal is not on the Contract anniversary. We also reserve the right to waive the fee for Contracts with a value of $50,000.00 or greater on the Contract anniversary.

WITHDRAWAL CHARGE

The charge, as shown on the Contract Data Page, if any, may be deducted upon Withdrawal of any portion of the Contract Value. See the Contract Data Page.

SEPARATE ACCOUNT CHARGE

This charge, as shown on the Contract Data Page, on an annualized basis equals a percentage of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which the Contract is allocated. This charge compensates Us for mortality and expense risks, and distribution expenses associated with the Contract. We subtract this charge daily.

                               TRANSFER PROVISIONS

Subject to applicable restrictions, You may transfer all of part of Your Contract Value amont the Variable Portfolios and/or available Fixed Account Options (unless otherwise noted). The minimum amount that can be transferred is $100 and the amount that can remain in a Variable Portfolio or available Fixed Account Option is $500. We reserve the right to charge a fee, as shown on the Contract Data Page, for transfers if the number of transfers exceeds a limit of fifteen (15) in any Contract Year. Automatic asset rebalancing and/or transfers arising out of the DCA program are not counted against the 15 allowable free transfers. We further reserve the right to restrict Your transfer privileges, including but not limited to possible termination of those privileges in our sole discretion.

Furthermore, the Underlying Funds, may have their own transfer policies that are applicable to this Contract as a result of investment in the Variable Portfolios. These policies likewise may include termination of Your transfer privileges and/or penalty fees resulting from transfer activity that is defined as excessive according to the Underlying Funds' policies.

TRANSFERS OF ACCUMULATION UNITS BETWEEN VARIABLE PORTFOLIOS AND FIXED ACCOUNTS

Before the Annuity Date, transfers are subject to certain restrictions. You may transfer all or a portion of Your Contract Value from one Variable Portfolio to another Variable Portfolio(s) or any available Fixed Account Option(s), other than the DCA Account Options. You may also transfer from any available Fixed Account Option(s) to the Variable Portfolio(s) and/or any available Fixed Account Option(s) of the Contract. A transfer will result in the redemption of Accumulation Units in a Variable Portfolio and the purchase of Accumulation Units in the other Variable Portfolio. Transfers will be effected at the end of the NYSE business day in which We receive Your completed request for the transfer.

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TRANSFERS OF ANNUITY UNITS BETWEEN VARIABLE PORTFOLIOS

On and after the Annuity Date, transfers into and out of any available Fixed Account Option(s) are not allowed. You may transfer all or a portion of Your Contract Value from one Variable Portfolio to another Variable Portfolio(s). A transfer will result in the redemption of Annuity Units in a Variable Portfolio and the purchase of Annuity Units in the other Variable Portfolio. Transfers will be effected for the last NYSE business day of the month in which We receive Your request for the transfer.

                              WITHDRAWAL PROVISIONS

On or before the Annuity Date and while You are living, You may withdraw all or part of Your Contract Value under this Contract by informing Us at Our Annuity Service Center, subject to the requirement that the amount remaining after withdrawal must be at least $2,500. For a full withdrawal, this Contract must be returned to Our Annuity Service Center. The minimum amount that can be withdrawn is $1,000, subject to the minimums set forth by the laws of the State of New York.

Unless You tell Us otherwise in writing, Withdrawals will be deducted from the Contract Value in proportion to their allocation among any available Fixed Account Options and the Variable Portfolios. Withdrawals will be based on values for the NYSE business day in which the request for withdrawal and the Contract (in the case of a full withdrawal), are received at Our Annuity Service Center. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS sections are in effect, payment of withdrawals will be made within seven calendar days.

WITHDRAWAL CHARGE

Withdrawals of all or a portion of the Contract Value may be subject to a Withdrawal Charge as shown on the Contract Data Page. The Withdrawal Charge percentage applied to any withdrawal will depend on how long the Purchase Payment to which the withdrawal is attributed has been in the Contract. No Withdrawal Charge is deducted on an amount which is considered a Penalty-Free Withdrawal or a Purchase Payment no longer subject to a Withdrawal Charge.

For the purpose of determining the Withdrawal Charge, a Withdrawal will be attributed to amounts in the following order: (1) penalty-free earnings in the Contract; (2) Purchase Payments no longer subject to the Withdrawal Charge and not yet withdrawn; (3) any remaining Penalty-Free Withdrawal amount (except in the case of a full Withdrawal); and (4) Purchase Payments subject to a Withdrawal Charge. Purchase Payments, when withdrawn, are assumed to be withdrawn on a first-in-first-out (FIFO) basis. You will not receive the benefit of a Penalty-Free Withdrawal in case of a full surrender.

The Withdrawal Charge will be assessed against the Variable Portfolio(s) and the available Fixed Account Option(s) in the same proportion as the remaining Contract Value is allocated unless You request that the Withdrawal come from a particular Variable Portfolio or available Fixed Account Option. After a Withdrawal is taken, the remaining Contract Value must be sufficient to cover any Withdrawal Charge remaining upon full Withdrawal of the Contract.

PENALTY-FREE WITHDRAWALS

On any day before the Annuity Date, You may make a Withdrawal of up to the Penalty-Free Withdrawal amount for that day without incurring a Withdrawal Charge. Any portion of the Penalty-Free Withdrawal made in excess of the penalty-free earnings in the Contract is considered to be a Withdrawal of future penalty-free earnings and is therefore not a withdrawal of the Total Invested Amount. On any day, penalty-free earnings in the Contract are calculated as the Contract Value at the end of that day less the Total Invested Amount.

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During the first Contract Year, the maximum Penalty-Free Withdrawal amount is equal to the penalty-free earnings in the Contract as of the date of Withdrawal.

Alternatively, during the first Contract Year, You may make Withdrawals of the Penalty-Free Withdrawal amount through the Systematic Withdrawal Program. The maximum Penalty-Free Withdrawal amount as of any systematic withdrawal date is 10% of the Total Invested Amount less any Withdrawals already made during the Contract Year.

After the first Contract Year, the maximum Penalty-Free Withdrawal amount as of the date of the Withdrawal is the greater of:

(a)  penalty-free earnings in the Contract as of that date; or

(b) 10% of the Total Invested Amount, less any withdrawals already made during the year.

Although amounts withdrawn free of a Withdrawal Charge reduce Contract Value, they do not reduce the Total Invested Amount for purposes of calculating the Withdrawal Charge or for the purposes of calculating penalty-free earnings in the Contract. As a result, You will not receive the benefit of a Penalty-Free Withdrawal in a full Withdrawal.

SYSTEMATIC WITHDRAWAL PROGRAM

Prior to the Annuity Date, You may elect to participate in a Systematic Withdrawal Program by informing Us at Our Annuity Service Center. The Systematic Withdrawal Program allows You to make automatic withdrawals from Your Contract monthly, quarterly, semiannually or annually. The minimum systematic withdrawal amount is $100, provided that the amount remaining after withdrawal is $500. Any amount withdrawn through the Systematic Withdrawal Program may be subject to a Withdrawal Charge as discussed in the WITHDRAWAL CHARGE and PENALTY-FREE WITHDRAWALS provisions. You may terminate Your participation in the Systematic Withdrawal Program at any time by sending Us a written request. We reserve the right to modify, suspend or terminate the Systematic Withdrawal Program at any time.

Systematic withdrawals will be deducted first from the Penalty-Free Withdrawal amount available each Contract Year.

                                DEATH PROVISIONS

Notwithstanding any provision of this Contract to the contrary, all payments of benefits under this Contract will be made in a manner that satisfies the requirements of IRC Section 72(s), as amended from time to time, and complies with requirements set forth by the laws of the State of New York. If the Contract is owned by a trust or other non-natural person, We will treat the death of any Annuitant as the death of the "Primary Annuitant" and as the death of any Owner.

DUE PROOF OF DEATH

Due Proof of Death means:

          1.   a certified copy of a death certificate; or

          2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

          3. a written statement by a medical doctor who attended the deceased Owner at the time of death; or

          4.   any other proof satisfactory to Us.

DEATH OF OWNER BEFORE THE ANNUITY DATE

We will pay a death benefit to the Beneficiary upon Our receiving all Required Documentation at Our Annuity Service Center. Unless You have previously designated a payment option on behalf of the Beneficiary, the Beneficiary must select one of the following options:

          1. Immediately collect the death benefit in a lump sum payment. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments on death; or

          2. Collect the death benefit in the form of one of the Annuity Payment Options. If an Annuity Payment Option is desired, an option must be elected within 60 days of Our receipt of: (a) Due Proof of Death of the Owner; (b) an election form specifying the payment option and (c) any other documentation We may require. The payments must be over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Payments under this option must begin within one year after the Owner's death, otherwise, the death benefit will be paid in accordance with option 1 above; or

          3. If eligible, continue the Contract as the Spousal Beneficiary. On the Continuation Date, We will contribute to the Contract any amount by which the death benefit exceeds the Contract Value, calculated as of the Owner's date of death. This amount is not considered a Purchase Payment except in the calculation of certain death benefits upon the death of the Spousal Beneficiary. If this option is elected, no death benefit is paid.

Upon the Spousal Beneficiary's death, the entire interest of the Contract must be distributed immediately under option 1 or 2 as provided under DEATH OF OWNER BEFORE THE ANNUITY DATE.

AMOUNT OF DEATH BENEFIT

If the Owner was age 80 or younger on the Contract Date, upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the death benefit and it will be the greater of:

     (1) The Contract Value as of the later of: (a) the date of death of the Owner; and (b) the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

     (2)  Net Purchase Payment(s) received prior to the Owner's 86th birthday.

     NOTE: In declining market environments, the death benefit payable may be less than the Net Purchase Payments received.

SPOUSAL BENEFICIARY CONTINUATION

If the Spousal Beneficiary was age 80 or younger on the Continuation Date upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the death benefit and it will be the greater of:

     (1) The Contract Value as of the later of: (a) the date of death of the Spousal Beneficiary; and (b) the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

     (2) The Contract Value on the Continuation Date, and a Death Benefit Adjustment for Purchase Payment(s) received after the Continuation Date but prior to the Spousal Beneficiary's 86th birthday and/or Withdrawals taken after the Continuation Date.

If the Spousal Beneficiary was age 81 or older on the Continuation Date, the death benefit will be the Contract Value as of the later of: (a) the date of death of the Spousal Beneficiary and (b) the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

The death benefit payable will accrue interest at Our current rate from the date of death to the date the death benefit is distributed.

In any event, the entire interest in the Contract will be distributed within five years from the date of Owner's death.

DEATH OF OWNER OR ANNUITANT ON OR AFTER THE ANNUITY DATE

If any Owner or Annuitant dies on or after the Annuity Date and before the entire interest in the Contract has been distributed, We will pay the remaining portion of the annuity payout to the Beneficiary upon Our receipt of Required Documentation. For further information pertaining to death of the Annuitant, see ANNUITY PAYMENT OPTIONS.

BENEFICIARY

The Beneficiary is selected by the Owner. While the Owner is living and before the Annuity Date, the Owner may change the Beneficiary by written notice in a form satisfactory to Us. A change in Beneficiary will take effect on the date the notice is signed by the Owner, subject to any action we have taken before receipt of such notice. If two or more persons are named as Beneficiaries under the Contract, those surviving the Owner will share equally unless otherwise stated; and each must elect to receive their respective portions of the death benefit according to the options listed under DEATH OF OWNER BEFORE THE ANNUITY DATE. If the Annuitant survives the Owner, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary.

Joint Owners, if applicable, shall be each other's primary Beneficiary. Joint Annuitants, if any, when the Owner is a non-natural person, shall be each other's primary Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary.

If the Owner is also the Annuitant and dies before the Annuity Date, with no surviving Beneficiaries, upon Our receipt of all Required Documentation We will pay the death benefit, and We will pay the death benefit to the estate of the Owner in accordance with option 1, under DEATH OF OWNER BEFORE THE ANNUITY DATE.

                               ANNUITY PROVISIONS

ANNUITY DATE

You specify an anticipated Annuity Date on the Application as shown on the Contract Data Page. You may change the Annuity Date at any time at least seven days before to the Annuity Date, by written notice to Us at Our Annuity Service Center. The Annuity Date must always be the first day of the calendar month and must be at least thirteen (13) months after the Contract Date, but not beyond the Latest Annuity Date. If no Annuity Date is specified on the Application, the Annuity Date will be the Latest Annuity Date.

PAYMENTS TO OWNER

Unless You request otherwise, We will make annuity payments to You. If You want the annuity payments to be made to some other Payee, We will make such payments subject to receipt of a written request filed at the Annuity Service Center no later than thirty (30) days before the due date of the first annuity payment. All payments will comply with the laws of the State of New York.

Any such request is subject to the rights of any assignee. No payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.

BETTERMENT OF RATES

The amount of the Owner's monthly payment will be at least equal to the monthly payment produced by the application of an amount equal to the Contract Value of this Contract to purchase any single consideration immediate annuity contract offered by the Company at the same time to the same class of annuitants. We are not currently offering any single premium immediate annuity contracts.

AMOUNT OF FIXED ANNUITY PAYMENTS

The amount of each fixed annuity payment will be determined by applying the portion of the Contract Value allocated by You for Fixed Annuitization, less any applicable premium taxes, to the annuity table applicable to the fixed annuity payment option chosen. In no event will the Fixed Annuitization be changed once it begins.

AMOUNT OF VARIABLE ANNUITY PAYMENTS

(a) FIRST VARIABLE ANNUITY PAYMENT: The dollar amount of the first Variable Annuitization payment will be determined by applying the portion of the Contract Value allocated to the Variable Portfolio(s), less any applicable premium taxes, to rates which are at least equal to the annuity rates based upon the annuity table applicable to the variable annuity payment option chosen. If the Contract Value is allocated to more than one Variable Portfolio, the value of Your interest in each Variable Portfolio is applied separately to the variable annuity payment option table to determine the amount of the first annuity payment attributable to each Variable Portfolio.

(b) NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Variable Portfolio is the amount of the first annuity payment attributable to that Variable Portfolio divided by the value of the applicable Annuity Unit for that Variable Portfolio as of the Annuity Date. The number will not change as a result of investment experience.

(c) VALUE OF EACH VARIABLE ANNUITY UNIT: The value of an Annuity Unit may increase or decrease from one month to the next. For any month, the value of an Annuity Unit of a particular Variable Portfolio is the value of that Annuity Unit as of the last NYSE business day of the preceding month, multiplied by the Net Investment Factor for that Variable Portfolio for the last NYSE business day of the current month.

     The Net Investment Factor for any Variable Portfolio for a certain month is determined by dividing (1) by (2) and multiplying by (3) where:

          (1) is the Annuity Unit Value of the Variable Portfolio determined as of the last business day at the end of that month,

          (2) is the Annuity Unit Value of the Variable Portfolio determined as of the last business day at the end of the preceding month., and

          (3) is a factor that neutralizes the assumed investment rate of 3.5% per annum upon which the annuity payment tables are based. The monthly factor that neutralizes the assumed investment rate of 3.5% per annum is: 1/1.035(1/12)=0.99713732.

(d) SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first Variable Annuitization payment future payments will vary in amount according to the investment performance of the applicable Variable Portfolio(s) to which Your Purchase Payments are allocated. The amount may change from month to month. The amount of each subsequent payment for each Variable Portfolio is :

The number of Annuity Units for each Variable Portfolio as determined for the first annuity payment

Multiplied by

The value of an Annuity Unit for that Variable Portfolio at the end of the month immediately preceding the month in which payment is due.

We guarantee that the amount of each Variable Annuitization payment will not be affected by variations in expenses or mortality experience.

                               GENERAL PROVISIONS

ENTIRE CONTRACT

The Entire Contract between You and Us consists of this Contract, the Application completed by You and attached to this Contract, and any attached endorsement(s) or rider(s). An agent cannot change the terms or conditions of this Contract. Any change must be in writing and approved by Us. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval.

CHANGE OF ANNUITANT

If the Owner is an individual, the Owner may change the Annuitant(s) at any time prior to the Annuity Date. To make a change, the Owner must send a written notice to Us at least 30 days before the Annuity Date. The change will become effective on the date the notice is signed by the Owner, subject to any action We have taken before receipt of such notice. If the Owner is a non-natural person, the Owner may not change the Annuitant.

DEATH OF ANNUITANT

If the Owner is a natural person, the Owner and Annuitant are different, and the Annuitant dies before the Annuity Date, the Owner becomes the Annuitant until the Owner elects a new Annuitant. If there are Joint Annuitants, upon the death of any Annuitant before the Annuity Date, the Owner may elect a new Joint Annuitant. However, if the Owner is a non-natural person, We will treat the death of any Annuitant as the death of the "Primary Annuitant" and as the death of the Owner, as explained in the DEATH PROVISIONS.

MISSTATEMENT OF AGE OR SEX

If the Age or sex of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age and sex, according to Our rates in effect on the date that annuity payments were determined. Any overpayment, plus interest at the rate of 4% per year, will be deducted from the next payment(s) due. Any underpayment, plus interest at the rate of 4% per year, will be paid in full with the next payment due.

With respect to Contract issue Age and other age driven features in the Contract, should We discover a misstatement of Age, We reserve the right to fully pursue Our remedies including possible termination of the Contract and/or revocation of any Age driven benefits.

PROOF OF AGE, SEX, OR SURVIVAL

We may require satisfactory proof of correct Age or sex at any time. If any payment under this Contract depends on the Annuitant being alive, We may require satisfactory proof of survival.

DEFERMENT OF PAYMENTS

We may defer making payments from the available Fixed Account Options for up to six (6) months. Interest, subject to state requirements, will be credited during the deferral period.

SUSPENSION OF PAYMENTS

We may suspend or postpone any payments from the Variable Portfolios if any of the following occur:

(a)  the NYSE is closed;

(b)  trading on the NYSE is restricted;

(c) an emergency exists such that it is not reasonably practical to dispose of securities in the Variable Portfolios or to determine the value of its assets; or

(d) the Securities and Exchange Commission, by order, so permits for the protection of Owners. Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

CONFORMITY WITH STATE LAWS

The provisions of this Contract will be interpreted by the laws of the State of New York, the state in which this Contract is delivered. Any provision which, on the Contract Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law.

CHANGES IN LAW

If the laws governing this Contract or the taxation of benefits under the Contract change, We will amend this Contract, subject to New York Insurance Department approval, to comply with any changes.

ASSIGNMENT

You may assign this Contract before the Annuity Date, but We will not be bound by an assignment unless the request for assignment is signed by You and received by Us. Your rights and those of any other person referred to in this Contract will be subject to the assignment. Certain assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any assignment. We reserve the right to not recognize assignments if it changes the risk profile of the Owner of the Contract as determined in Our sole discretion.

CLAIMS OF CREDITORS

To the extent permitted by law, no right or proceeds payable under this Contract will be subject to claims of creditors or legal process.

PREMIUM TAXES OR OTHER TAXES

We may deduct from Your Contract Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. We will deduct any withholding taxes required by applicable law.

WRITTEN NOTICE

Any notice We send to You will be sent to Your address shown in the Application unless You request otherwise. Any written request or notice to Us must be sent to Our Annuity Service Center, as specified on the Contract Data Page.

PERIODIC REPORTS

At least once during each Contract Year, We will send You a statement of the account activity of the Contract. The statement will include all transactions which have occurred during the accounting period shown on the statement.

INCONTESTABILITY

This Contract shall be incontestable after it has been in force for a period of two years from the Contract Date during Your lifetime or during the lifetimes of each of the persons who are required to provide Us with information concerning their age, sex and identity. The incontestability of this Contract applies to any statements You make, except as otherwise stated in the Misstatement of Age or Sex provision. Accurate statements as to Your age, sex and identity are required as a condition of issuing this Contract.

NONPARTICIPATING

This Contract does not share in Our surplus.

WAIVER

Our waiver of any of the terms and conditions under this Contract will not be deemed to constitute waiver of the right to enforce strict compliance.

                             ANNUITY PAYMENT OPTIONS

During the Annuitant's life, upon written election and the return of this Contract to Us at Our Annuity Service Center, the Contract Value may be applied to provide one of the following options or any annuity payment option that is mutually agreeable. After one year from the Contract Date, and before to the Annuity Date, You can choose one of the options described below. If no option has been selected by the Annuity Date, You will automatically receive Option 4 below, with payments for 10 years guaranteed.

OPTIONS 1 & 1V - LIFE ANNUITY, LIFETIME PAYMENTS GUARANTEED

Payments payable to a Payee during the lifetime of the Annuitant. No further payments are payable after the death of the Annuitant.

OPTIONS 2 & 2V - JOINT AND SURVIVOR LIFE ANNUITY

Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further payments are payable after the deaths of both the Annuitant and the designated second person.

OPTIONS 3 & 3V - JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS

Payments are payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, payments have been made for less than 10 years, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 4 & 4V - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS

Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, payments have been made for less than the 10 or 20 years, as selected at the time of annuitization, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 5 & 5V - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

Payments payable to the Payee for any specified period of time for [5] years or more, but not exceeding [30] years, as selected at the time of annuitization. The selection must be made for full twelve month periods. In the event of death of the Annuitant, any remaining annuity payments will be continued to the Beneficiary. If Variable Annuity Payments are elected under this Annuity Payment Option, any remaining guaranteed Variable Annuity payments may be redeemed for a discounted value determined by Us. Any applicable Withdrawal Charges will be deducted from the discounted value as if You fully surrendered Your Contract.

                       FIXED ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION

The actuarial basis for the Table of Annuity Rates is the Annuity 2000 Mortality Table with a guaranteed interest rate of [1.50%], with quinquennial age setbacks. For every five years that the Contract has been in effect at the time of annuitization, the Annuitant's age will be set back by one year to determine the applicable factors. The Fixed Annuity Payment Options Table does not include any applicable premium tax.

            OPTIONS 1 & 4 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.

    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)

                                 OPTION 4          OPTION 4
                               LIFE ANNUITY      LIFE ANNUITY
               OPTION 1      (W/120 PAYMENTS   (W/240 PAYMENTS
             LIFE ANNUITY      GUARANTEED)       GUARANTEED)
 AGE OF     --------------   ---------------   ---------------
ANNUITANT    MALE   FEMALE    MALE   FEMALE     MALE   FEMALE
---------   -----   ------    ----   ------     ----   ------
    55       3.68     3.38    3.64    3.35      3.48    3.27
    56       3.77     3.46    3.73    3.43      3.55    3.34
    57       3.87     3.54    3.82    3.51      3.62    3.40
    58       3.98     3.63    3.92    3.60      3.69    3.47
    59       4.09     3.73    4.02    3.69      3.76    3.54
    60       4.21     3.83    4.13    3.78      3.83    3.62
    61       4.34     3.93    4.24    3.89      3.90    3.69
    62       4.47     4.05    4.36    3.99      3.97    3.77
    63       4.62     4.17    4.49    4.10      4.04    3.84
    64       4.77     4.30    4.62    4.22      4.10    3.92
    65       4.93     4.44    4.76    4.35      4.17    4.00
    66       5.11     4.58    4.90    4.48      4.24    4.07
    67       5.30     4.74    5.05    4.62      4.30    4.15
    68       5.49     4.91    5.20    4.76      4.36    4.22
    69       5.71     5.09    5.36    4.92      4.41    4.29
    70       5.93     5.29    5.53    5.08      4.47    4.36
    71       6.17     5.50    5.70    5.25      4.51    4.42
    72       6.43     5.73    5.87    5.43      4.56    4.48
    73       6.70     5.98    6.05    5.62      4.60    4.53
    74       6.99     6.24    6.23    5.81      4.63    4.58
    75       7.31     6.53    6.41    6.01      4.67    4.62
    76       7.64     6.84    6.59    6.21      4.69    4.65
    77       8.00     7.18    6.78    6.41      4.72    4.69
    78       8.38     7.55    6.96    6.62      4.74    4.71
    79       8.79     7.94    7.13    6.83      4.75    4.74
    80       9.23     8.37    7.31    7.03      4.77    4.75
    81       9.70     8.84    7.47    7.23      4.78    4.77
    82      10.20     9.34    7.63    7.42      4.79    4.78
    83      10.73     9.88    7.78    7.60      4.80    4.79
    84      11.30    10.47    7.93    7.77      4.80    4.80
    85      11.90    11.10    8.06    7.93      4.81    4.80


              OPTION 2 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

  AGE OF                AGE OF FEMALE ANNUITANT
   MALE     ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
    55      3.01   3.18   3.33   3.45   3.54   3.60   3.64
    60      3.12   3.36   3.59   3.78   3.94   4.05   4.12
    65      3.21   3.51   3.83   4.13   4.40   4.61   4.75
    70      3.27   3.63   4.03   4.46   4.89   5.26   5.53
    75      3.32   3.70   4.18   4.74   5.35   5.95   6.45
    80      3.34   3.76   4.29   4.95   5.75   6.62   7.45
    85      3.36   3.79   4.35   5.09   6.05   7.20   8.44

              OPTION 3 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

  AGE OF                AGE OF FEMALE ANNUITANT
   MALE     ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
    55      3.01   3.18   3.33   3.45   3.53   3.59   3.62
    60      3.12   3.36   3.58   3.78   3.93   4.03   4.09
    65      3.21   3.51   3.82   4.12   4.38   4.56   4.67
    70      3.27   3.62   4.02   4.44   4.84   5.16   5.36
    75      3.31   3.70   4.16   4.70   5.26   5.76   6.11
    80      3.33   3.74   4.25   4.88   5.59   6.28   6.80
    85      3.35   3.77   4.31   4.99   5.81   6.66   7.35

              OPTION 3 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/240 PAYMENTS GUARANTEED)

  AGE OF                AGE OF FEMALE ANNUITANT
   MALE     ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
    55      3.00   3.16   3.30   3.39   3.45   3.47   3.48
    60      3.11   3.33   3.53   3.68   3.77   3.81   3.82
    65      3.18   3.46   3.72   3.94   4.08   4.15   4.17
    70      3.23   3.54   3.86   4.14   4.33   4.43   4.46
    75      3.26   3.59   3.94   4.27   4.50   4.62   4.66
    80      3.27   3.61   3.98   4.33   4.58   4.71   4.76
    85      3.27   3.62   3.99   4.35   4.61   4.75   4.80

              OPTION 5 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                       FIXED PAYMENT FOR SPECIFIED PERIOD

 NUMBER    MONTHLY
OF YEARS   PAYMENT
--------   -------
   5        17.28
   6        14.51
   7        12.53
   8        11.04
   9         9.89

 NUMBER    MONTHLY
OF YEARS   PAYMENT
--------   -------
   10        8.96
   11        8.21
   12        7.58
   13        7.05
   14        6.59
   15        6.20
   16        5.85

 NUMBER    MONTHLY
OF YEARS   PAYMENT
--------   -------
   17        5.55
   18        5.27
   19        5.03
   20        4.81
   21        4.62
   22        4.44
   23        4.28

 NUMBER    MONTHLY
OF YEARS   PAYMENT
--------   -------
   24        4.13
   25        3.99
   26        3.86
   27        3.75
   28        3.64
   29        3.54
   30        3.44

                     VARIABLE ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION

The actuarial basis for the Table of Annuity Rates is the Annuity 2000 Mortality Table with an effective annual Assumed Investment Rate of 3.50%, with quinquennial age setbacks. For every five years that the Contract has been in effect at the time of annuitization, the Annuitant's age will be set back by one year to determine the applicable factors. The Variable Annuity Payment Options Table does not include any applicable premium tax.

            OPTIONS 1V& 4V - TABLE OF MONTHLY INSTALLMENTS PER $1,000

    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)

                               OPTION 4V       OPTION 4V
                              LIFE ANNUITY    LIFE ANNUITY
                                 (W/120          (W/240
               OPTION 1V        PAYMENTS        PAYMENTS
             LIFE ANNUITY     GUARANTEED)     GUARANTEED)
  AGE OF    --------------   -------------   -------------
ANNUITANT    MALE   FEMALE   MALE   FEMALE   MALE   FEMALE
---------   -----   ------   ----   ------   ----   ------
    55       4.80     4.48   4.74    4.45    4.54    4.34
    56       4.89     4.56   4.82    4.52    4.60    4.40
    57       4.99     4.64   4.91    4.60    4.67    4.46
    58       5.09     4.73   5.01    4.68    4.73    4.53
    59       5.21     4.82   5.11    4.77    4.79    4.59
    60       5.33     4.92   5.21    4.86    4.86    4.66
    61       5.45     5.03   5.32    4.96    4.92    4.73
    62       5.59     5.14   5.44    5.06    4.98    4.80
    63       5.73     5.26   5.56    5.17    5.05    4.87
    64       5.89     5.39   5.69    5.29    5.11    4.94
    65       6.06     5.53   5.83    5.41    5.17    5.01
    66       6.24     5.68   5.97    5.54    5.23    5.08
    67       6.43     5.84   6.11    5.67    5.29    5.14
    68       6.63     6.01   6.26    5.82    5.34    5.21
    69       6.84     6.19   6.42    5.97    5.39    5.28
    70       7.07     6.39   6.57    6.12    5.44    5.34
    71       7.32     6.60   6.74    6.29    5.48    5.39
    72       7.58     6.84   6.91    6.46    5.52    5.45
    73       7.86     7.09   7.08    6.64    5.56    5.49
    74       8.16     7.36   7.25    6.83    5.59    5.54
    75       8.47     7.65   7.42    7.02    5.62    5.57
    76       8.82     7.97   7.59    7.22    5.64    5.61
    77       9.18     8.31   7.77    7.41    5.67    5.64
    78       9.57     8.69   7.94    7.61    5.68    5.66
    79       9.99     9.09   8.11    7.81    5.70    5.68
    80      10.43     9.53   8.27    8.00    5.71    5.70
    81      10.91    10.00   8.43    8.19    5.72    5.71
    82      11.42    10.51   8.58    8.38    5.73    5.72
    83      11.96    11.07   8.72    8.55    5.74    5.73
    84      12.53    11.67   8.85    8.71    5.74    5.74
    85      13.15    12.31   8.98    8.86    5.75    5.74

              OPTION 2V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

 AGE OF                 AGE OF FEMALE ANNUITANT
  MALE      ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ---    ----   ----   ----   ----   ----
   55       4.09   4.25   4.40   4.52   4.62   4.69   4.74
   60       4.20   4.42   4.64   4.84   5.00   5.13   5.21
   65       4.29   4.56   4.87   5.17   5.45   5.67   5.83
   70       4.35   4.68   5.07   5.49   5.92   6.30   6.60
   75       4.40   4.77   5.23   5.78   6.38   6.99   7.50
   80       4.43   4.83   5.34   6.00   6.79   7.66   8.50
   85       4.45   4.87   5.42   6.15   7.10   8.25   9.49

              OPTION 3V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
        JOINT AND 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

 AGE OF                 AGE OF FEMALE ANNUITANT
  MALE      ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
   55       4.08   4.25   4.40   4.52   4.61   4.68   4.71
   60       4.19   4.41   4.63   4.83   4.99   5.10   5.16
   65       4.28   4.56   4.86   5.15   5.41   5.61   5.73
   70       4.35   4.68   5.05   5.46   5.86   6.18   6.40
   75       4.39   4.76   5.20   5.72   6.27   6.76   7.11
   80       4.42   4.81   5.30   5.91   6.60   7.26   7.77
   85       4.44   4.84   5.36   6.03   6.82   7.63   8.29

              OPTION 3V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
        JOINT AND 100% SURVIVOR LIFE ANNUITY (W/240 PAYMENTS GUARANTEED)

 AGE OF                 AGE OF FEMALE ANNUITANT
  MALE      ----------------------------------------------
ANNUITANT    55     60     65     70     75     80     85
---------   ----   ----   ----   ----   ----   ----   ----
   55       4.07   4.22   4.36   4.45   4.51   4.53   4.54
   60       4.17   4.38   4.56   4.71   4.80   4.84   4.85
   65       4.25   4.50   4.74   4.95   5.08   5.14   5.17
   70       4.30   4.58   4.88   5.14   5.31   5.40   5.43
   75       4.32   4.63   4.96   5.25   5.46   5.57   5.61
   80       4.34   4.65   4.99   5.31   5.54   5.66   5.70
   85       4.34   4.66   5.00   5.33   5.57   5.69   5.74

              OPTION 5V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                         PAYMENTS FOR A SPECIFIED PERIOD

 NUMBER    MONTHLY
OF YEARS   PAYMENT
--------   -------
    5       17.28
    6       14.51
    7       12.53
    8       11.04
    9        9.89

 NUMBER    MONTHLY
OF YEARS   PAYMENT
--------   -------
   10        8.96
   11        8.21
   12        7.58
   13        7.05
   14        6.59
   15        6.20
   16        5.85

 NUMBER    MONTHLY
OF YEARS   PAYMENT
--------   -------
   17        5.55
   18        5.27
   19        5.03
   20        4.81
   21        4.62
   22        4.44
   23        4.28

 NUMBER    MONTHLY
OF YEARS   PAYMENT
--------   -------
   24        4.13
   25        3.99
   26        3.86
   27        3.75
   28        3.64
   29        3.54
   30        3.44

                     FIRST SUNAMERICA LIFE INSURANCE COMPANY
                       A STOCK COMPANY NEW YORK, NEW YORK

                              INDIVIDUAL FIXED AND
                            VARIABLE ANNUITY CONTRACT

                                Nonparticipating